FOR IMMEDIATE RELEASE:

NVIDIA Announces Financial Results for First Quarter Fiscal 2015
Revenue Up 16%, EPS Up 85% From A Year Earlier

SANTA CLARA, Calif.-May 6, 2014-NVIDIA (NASDAQ: NVDA) today reported revenue for the first quarter of fiscal 2015, ended April 27, 2014, of approximately $1.103 billion, up 16 percent from a year ago and down 4 percent from $1.144 billion in the previous quarter.
GAAP earnings per diluted share were $0.24, up 85 percent from $0.13 a year earlier, and down 4 percent from $0.25 in the previous quarter. Non-GAAP earnings per diluted share were $0.29, up 61 percent from $0.18 a year earlier, and down 9 percent from $0.32 in the previous quarter.
This press release is being issued because a preliminary draft of the company’s financial results for the first quarter of fiscal 2015 was inadvertently emailed to an internal distribution list of about 100 individuals. Because of this error, these results are being provided to the market in advance of trading in NVIDIA stock today as a precaution.

GAAP Quarterly Financial Comparison
(in millions except per share data)	Q1 FY15	Q4 FY14	Q1 FY14	Q/Q	Y/Y
Revenue	$1,102.8	$1,144.2	$954.7	down 4%	up 16%
Gross margin	54.8%	54.1%	54.3%	up 70 bps	up 50 bps
Operating expenses	$452.8	$452.3	$435.8	------	up 4%
Net income	$136.5	$146.9	$77.9	down 7%	up 75%
Earnings per share	$0.24	$0.25	$0.13	down 4%	up 85%

Non-GAAP Quarterly Financial Comparison
(in millions except per share data)	Q1 FY15	Q4 FY14	Q1 FY14	Q/Q	Y/Y
Revenue	$1,102.8	$1,144.2	$954.7	down 4%	up 16%
Gross margin	55.1%	53.8%	54.6%	up 130 bps	up 50 bps
Operating expenses	$410.8	$407.8	$396.2	up 1%	up 4%
Net income	$166.1	$187.5	$113.8	down 11%	up 46%
Earnings per share	$0.29	$0.32	$0.18	down 9%	up 61%

NVIDIA will provide its full results for the first quarter, along with additional commentary and a financial outlook, on Thursday, May 8, 2014, as initially scheduled.

Non-GAAP Measures
To supplement NVIDIA’s Condensed Consolidated Statements of Operations and Condensed Consolidated Balance Sheets presented in accordance with GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP gross margin, non-GAAP operating expenses, non-GAAP net income and non-GAAP net income, or earnings, per share. The adjustments to the related GAAP financial measures are consistent with prior periods and reflect the effects of stock-based compensation, legal settlements, a credit related to a weak die/packaging material set, acquisition-related costs, other expenses, a gain on sale of a non-affiliated investment, interest expense related to the amortization of debt discount, and the associated tax impact of these items, where applicable. NVIDIA believes the presentation of its non-GAAP financial measures enhances the user's overall understanding of the company’s historical financial performance. The presentation of the company’s non-GAAP financial measures is not meant to be considered in isolation or as a substitute for the company’s financial results prepared in accordance with GAAP, and our non-GAAP measures may be different from non-GAAP measures used by other companies. In order for NVIDIA’s investors to be better able to compare its preliminary results with those of previous periods, the company will post a reconciliation of GAAP to non-GAAP financial measures to its investor relations website at http://investor.nvidia.com/ as soon as they are available.

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About NVIDIA
Since 1993, NVIDIA (NASDAQ: NVDA) has pioneered the art and science of visual computing. The company’s technologies are transforming a world of displays into a world of interactive discovery - for everyone from gamers to scientists, and consumers to enterprise customers. More information at http://nvidianews.nvidia.com and http://blogs.nvidia.com.

© 2014 NVIDIA Corporation. All rights reserved. NVIDIA and the NVIDIA logo are trademarks and/or registered trademarks of NVIDIA Corporation in the U.S. and other countries. Other company and product names may be trademarks of the respective companies with which they are associated. Features, pricing, availability, and specifications are subject to change without notice.

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For further information, contact:

Chris Evenden	Robert Sherbin
Investor Relations	Corporate Communications
NVIDIA Corporation	NVIDIA Corporation
(408) 627-0608	(408) 566-5150
cevenden@nvidia.com	rsherbin@nvidia.com